Exhibit 99.1

CONTACT:

Nutrition, 21 Inc.	Lytham Partners, LLC
Alan Kirschbaum	Joe Diaz, Joe Dorame, Robert Blum
914-701-4500	602-889-9700

Nutrition 21 Announces Fiscal First Quarter 2009 Financial Results

Records First Net Income Since 1st Quarter of Fiscal 2002

PURCHASE, NY, November 13, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI), the developer and marketer of nutritional supplements under the Iceland Health® Chromax® and Diabetes Essentials® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the first quarter of fiscal year 2009 ended September 30, 2008.

The Company reported total revenues of $12.7 million compared to $12.2 million in the corresponding quarter a year ago, an increase of 4%. Net income for the quarter was $0.2 million, a significant improvement when compared to a net loss of $4.1 million, or $(0.07) per fully diluted share, in the first quarter of fiscal year 2008.

Michael Zeher, president and chief executive officer, said, “We are pleased with the first quarter’s results. Revenues were strong despite the current difficult economic conditions, and our net income was the first we’ve recorded since the first quarter of fiscal 2002. Our results for the past two quarters are beginning to reflect the financial disciplines of our new management team and the ongoing success of our operating plan.

Mr. Zeher continued, “Our Retail Consumer Health Brands unit delivered particularly strong results. This business benefited from continued growth in retail distribution of our Iceland Health branded items and from new products that Walgreens, the country’s largest chain drug retailer, distributes under its exclusive brands.”

“We look forward to the future with enthusiasm,” concluded Mr. Zeher. “In the remaining quarters of Fiscal 2009, we expect to expand relationships with a number of our retail customers and to launch several new products. These introductions will be supported by initiatives that span all three of our core business units - Retail Consumer Health Brand, Direct Response and Ingredients.

“During the quarter, independent and rigorous test results that were released on several of our products and ingredients continue to confirm that our products and ingredients are both safe and effective. These results position us to attract new customers to our Ingredients business unit. They also provide important new and enhanced claims and benefits for our Direct Response and Retail Consumer Health Brands business units.”

The Company will discuss the financial results of the quarter in a conference call scheduled today at 10:00 am EASTERN. Interested parties can access the call by dialing (866) 562-9910 or (706) 679-5064 or by accessing the webcast at http://www.nutrition21.com. A replay of the call will be available at (800) 642-1687 or (706) 645-9291, access code 22465027, through December 12, 2008. The webcast can be accessed at http://www.nutrition21.com for the next 30 days.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness products include: Iceland Health Chromax®, Iceland Health Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2008. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Table on following pages

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	June 30,
ASSETS	2008 (unaudited)	2008

Current assets:
Cash and cash equivalents	$2,678	$4,817
Short-term investments	4,000	—
Accounts receivable, net	5,607	2,922
Other receivables, net	79	286
Inventories, net	1,564	1,014
Other current assets	1,026	1,483
Total current assets	14,954	10,522

Property and equipment, net	62	69
Patents, trademarks, and other intangibles, net	1,250	1,540
Goodwill	15,540	15,395
Other intangibles with indefinite lives	5,379	5,379
Other assets	2,890	2,981
Investments	—	3,740
Total Assets	$40,075	$39,626
LIABILITIES, AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$3,000	$3,000
Accounts payable	3,741	4,221
Accrued expenses	2,622	2,575
Deferred income	1,011	1,288
6% Series I Convertible preferred stock subject to mandatory redemption	3,378	3,270
Current portion of long-term debt	2,433	—
Total Current Liabilities	16,185	14,294
Long-term debt	1,346	4,185
Deferred income tax liability	2,152	2,152
8% Series J Convertible preferred stock subject to mandatory redemption	11,980	11,594
Total Liabilities	31,663	32,225
Stockholders’ Equity	8,412	7,401
Total Liabilities and Stockholders’ Equity	$40,075	$39,626

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,
	2008	2007

Net sales	$12,609	$11,832
Other revenues	51	365
Total Revenues	12,660	12,197

Costs and Expenses

Cost of Revenues	4,745	4,047

Advertising and Promotion	5,362	9,970

General and Administrative	798	1,090

Research and Development	80	309

Depreciation and Amortization	363	542

Operating income (loss)	1,312	(3,761)

Interest (expense), net	(1,098)	(294)

Net income (loss)	$214	$(4,055)

Basic and diluted loss per share	$0.00	$(0.07)

Weighted average number of common shares outstanding - basic and diluted	64,134	61,202

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